UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 24, 2006

Philadelphia Consolidated Holding Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22280	23-2202671
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania		19004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-617-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Two of the Company's insurance subsidiaries (Philadelphia Indemnity Insurance Company and Philadelphia Insurance Company) have entered into the following two agreements, both of which are effective January 1, 2006 through December 31, 2006:

• A Casualty Excess of Loss reinsurance agreement which covers certain loss occurrences arising from coverage such as various types of casualty, fidelity, professional liability and/or fiduciary risk. This agreement provides $10.0 million of coverage in excess of $1.0 million. The participating reinsurers are ACE Tempest Re US, Allied World Assurance Company, Ltd., Everest Reinsurance Company and Liberty Mutual Insurance Company, for which an agreement was entered into on January 24, 2006, and GE Reinsurance Corporation, for which an agreement was entered into on January 25, 2006. The estimated annual cost of this reinsurance coverage is approximately $70.0 million, which could increase or decrease based on the level of earned premium subject to this agreement, but will not be less than the minimum annual cost of $53.2 million.

• A Property per Risk Excess of Loss reinsurance agreement which in the aggregate provides $40.0 million of coverage in excess of $10.0 million. The participating reinsurers are Amlin Syndicate (AML #2001), Ascot Syndicate (RTH #1414), BRIT Syndicate (BRT #2987), Catlin Ins. Co. Ltd., Bermuda, Catlin Syndicate (SJC #2003), Chaucher Syndicate (CSL #1084), Hannover Re, Kiln Syndicate (KLN #557), and Meacock Syndicate (SAM #727), for which an agreement was entered into on January 24, 2006, and Swiss Reinsurance America Corporation, for which an agreement was entered into on January 27, 2006. The estimated annual cost of this reinsurance coverage is approximately $4.0 million, which could increase or decrease based on the level of earned premium subject to this agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

January 30, 2006	By:	Craig P. Keller

Name: Craig P. Keller
Title: Executive Vice President, Secretary, Treasurer and Chief Financial Officer